EXHIBIT 23.3

CONSENT OF CHAPMAN HYDROGEN AND PETROLEUM ENGINEERING LTD.

We hereby consent to (i) the use of the name Chapman Hydrogen and Petroleum Engineering Ltd. (“Chapman”), (ii) references to Chapman as an independent, third-party, petroleum engineering firm, and (iii) the use of information from our report entitled “Reserve and Economic Valuation Bitumen Property, Asphalt Ridge, Uinta Basin, Utah, USA (SEC Version), December 31, 2024 (January 1, 2025),” dated February 18, 2025 (the “Reserve Report”), which contain our evaluation of the oil and gas reserves and future net revenue attributable to the Company’s interests in the Asphalt Ridge Acres, as of December 31, 2024, in the Registration Statement on Form S-1 of Lafayette Energy Corp (the “Registration Statement”) and the related prospectus that is a part thereof. We further consent to the inclusion of each of the Reserve Report as an exhibit to the Registration Statement. We further consent to the reference to Chapman under the heading “Experts” in the Registration Statement and related prospectus.

Chapman Hydrogen and Petroleum Engineering Ltd.

By	/s/ Charles W. Chapman
Name:	Charles W. Chapman
Title:	President
Date:	March 18, 2025